QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21.1

Subsidiaries of Digital River, Inc.

Subsidiaries	State or Jurisdiction of Incorporation
BlueHornet Networks, Inc.	California
CustomCD, Inc.	Delaware
CustomCD.de GmbH	Germany
Digital River Australia PTY Ltd.	Australia
Digital River do Brasil Servicos Administrativos Limitada	Brazil
Digital River Trading (Shanghai) Co., Ltd.	China
Digital River (Cyprus) Limited	Cyprus
Digital River Education Services, Inc.	Delaware
Digital River GmbH	Germany
Digital River Holding GmbH	Germany
Digital River India Private Limited	India
Digital River International S.a.r.l.	Luxembourg
Digital River Ireland Limited	Ireland
Digital River Japan K.K.	Japan
Digital River Korea YH	Korea
Digital River Marketing Solutions, Inc.	Delaware
Digital River Mexico, S de R.L. de C.V.	Mexico
Digital River Singapore Pte, Ltd.	Singapore
Digital River Taiwan	Taiwan
Digital River Technology Limited	Ireland
Digital River UK Limited	United Kingdom
Digital River World Payments AB	Sweden
Digital River World Payments, Inc.	Delaware
DR APAC, LLC	Minnesota
DR globalTech, Inc.	Delaware
DR myCommerce, Inc.	Delaware
fatfoogoo GmbH	Austria

QuickLinks

  EXHIBIT 21.1
Subsidiaries of Digital River, Inc.